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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                   INVESTMENT COMPANY ACT OF 1940, AS AMENDED


         The Undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940, as amended, and in connection with such notification of registration submits the following information:

                             Name: ICM Series Trust


                      Address of Principal Business Office
                     (No. & Street, City, State, Zip Code)


                              4400 Computer Drive
                             Westborough, MA 01581

             Telephone Number (including area code): (917 345-9800


                Name and address of agent for service of process:

                            Joseph Mazzella, Esquire
                             Lane Altman & Owens LLP
                               101 Federal Street
                           Boston, Massachusetts 02110

                                   Copies to:

Warren J. Isabelle, CFA                 Teresa M.R. Hamlin, Esquire
IronWood Capital Management, LLC        First Data Investor Services Group, Inc.
One Financial Center                    One Exchange Place, 8th Floor
Boston, MA 02111                        Boston, MA   02109

Check Appropriate Box:

Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:
 Yes [ X]   No [  ]


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                                   SIGNATURES


         Pursuant to the requirements of the Investment Company Act of 1940, as amended, the Registrant has caused this notification of registration to be duly signed on its behalf in the City of Boston, Commonwealth of Massachusetts, on the 21st day of November, 1997.



                                             By: /s/ Warren J. Isabelle
                                                 ----------------------
                                                 Warren J. Isabelle
                                                 President


Attest: /s/ Joseph F. Mazzella
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